Allied Healthcare International Inc. Reports Fiscal 2007

Fourth Quarter and Year-End Results

Divestiture of Allied Respiratory Strengthens Balance Sheet With Over
$20 Million in Cash and No Debt

Homecare Services Division Grew 4% Over the Previous Year’s
Comparable Quarter and 2.3% Over the Third Quarter

NEW YORK – December 12, 2007 – Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has announced the financial results of its fiscal 2007 fourth quarter and year-end. During the fourth quarter, the Company sold its Allied Respiratory division for $74.7 million, the results of which have been excluded from both the 2006 and 2007 operating results.

Financial Summary (In millions, except EPS)	Fourth Quarter	Twelve Months
Revenue	$73.2	$277.8
Gross Profit	$22.7	$84.0
Gross Margin %	31.0%	30.2%
Diluted Net Income EPS, as Reported	$1.36	$1.47
Add Back One-Off Items	$0.01	$0.03
Deduct Gain on Sale of Respiratory	$(1.25)	$(1.25)
Deduct Discontinued Operations	$(0.08)	$(0.14)
Diluted Continuing Operations EPS, as Adjusted	$0.04	$0.11
Add Back Interest Costs	$0.01	$0.05
Diluted Continuing Operations EPS, as Further Adjusted	$0.05	$0.16
Net Cash Position	$21.3
Net Assets Per Share	$3.53

Fiscal 2007 Full Year Results:

For the fiscal year ended September 30, 2007, Allied generated revenues of $277.8 million, compared with $280.2 million reported in 2006, a decrease of $2.4 million, or 0.9%. The analysis of revenue by sector for the year is as follows: 71% homecare services, 15% nursing homes, and 14% hospital staffing. The core business of homecare services grew 2% in real terms when compared with the prior year, but as expected, hospital staffing revenue was lower than prior year by 40% and revenue from nursing homes decreased by 17%. Changes in foreign exchange during the year had a favorable effect to the income statement, resulting in a $23.7 million gain.

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Gross profit margins for the year remained strong at 30.2%, compared with 30.6% reported in 2006, resulting from the Company’s continued emphasis on its higher-margin homecare services business, and a decreased emphasis on the lower-margin hospital staffing business. The Company’s gross profit mix for the year is as follows: 76% homecare services, 14% nursing homes, and 10% hospital staffing.

The Company reported SG&A costs for the year of $75.3 million, compared with $71.1 million last year. The increase was mainly due to severance costs and related professional fees incurred totaling $1.2 million from the resignation of the former Chairman and Chief Executive Officer, and a $0.4 million expense associated with the issuance of new warrants and the modification of previously issued warrants to extend the expiration date. Changes in foreign exchange of $6.1 million had an unfavorable effect on SG&A costs. Cost savings of $3.4 million partially offset the increase.

Income from continuing operations for the year totaled $3.6 million, or $0.08 per diluted share, compared with a loss from continuing operations of $106.2, or $2.36 per diluted share in the prior year. Prior year results were impacted by impairment charges associated with the write-off of goodwill and long-lived assets of $115.2 million, or $2.57 per diluted share. Included in fiscal 2007 results are costs associated with the resignation of the Company’s former Chairman and Chief Executive Officer, the write-off of financing costs and income from the Company’s interest rate swap ineffectiveness, costs associated with the issuance of new warrants and extending the expiration date of previously issued warrants. Excluding these costs, income from continuing operations for fiscal 2007 would have been $5.1 million, or $0.11 per diluted share, compared to income from continuing operations, after adjustments for impairment charges, of $9.0 million, or $0.21 per diluted share for fiscal 2006. Changes in foreign exchange of $0.3 million had a favorable effect on income from operations for the year.

For fiscal 2007, the adjusted income for the Company’s continuing operations after allowing for the elimination of debt costs, as the Company has utilized a portion of the proceeds from the divestiture of its respiratory division to pay down its debt, would have been $7.3 million, or $0.16 per diluted share. Comparatively, income for the previous year would have been $11.0 million, or $0.25 per diluted share.

As of September 30, 2007, DSO improved to 26 days, compared to 35 days for the same period last year.

2007 Fourth Quarter Results:

For the fourth quarter ended September 30, 2007, the Company generated revenue of $73.2 million from continuing operations, compared with $69.2 million reported for the comparable quarter last year. The analysis of revenue by sector for the fourth quarter is as follows: 72% homecare services, 16% nursing homes, and 12% hospital staffing. The core business of homecare services has seen a 4% growth in real terms when compared with the same quarter in the prior year.

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Gross profit margins for the fourth quarter remained strong at 31.0%, compared with 30.5% reported for the comparable quarter last year. The Company’s gross profit mix for the fourth quarter is as follows: 76% homecare services, 14% nursing homes, and 10% hospital staffing.

The Company reported SG&A costs for the fourth quarter of $19.7 million, compared with $18.9 million last year. This was mainly due to unfavorable effects to SG&A from changes in foreign exchange of $1.4 million, which was partially offset by cost savings.

Income from continuing operations for the quarter, before charges, reached $1.7 million, or $0.04 per diluted share, compared with net income before impairment charges of $1.2 million, or $0.03 per diluted share for the comparable period in 2006. Income from continuing operations in the fourth quarter of 2007 was $1.5 million, or $0.03 per diluted share, compared with a loss from continuing operations after impairment charges associated with the write-off of goodwill and long-lived assets of $114.0 million, or $2.54 per diluted share for the fourth quarter of 2006.

The adjusted income for the Company’s continuing operations, after allowing for the elimination of debt costs would have been $2.2 million, or $0.05 per diluted share, compared with income of $1.8 million, or $0.04 per diluted share for the same quarter last year on a comparable basis.

Management Comment:

Sarah L. Eames, Allied Healthcare Deputy Chairman and Interim Chief Executive Officer, commented: “Allied continues to focus on providing dedicated, qualified, and reliable healthcare staff to our partners in local government through our national network of branch locations. The divestiture of our respiratory business has allowed the Company to retire debt and strengthen its balance sheet. To meet the increased and more complex demands of our customers for care workers, we have increased our investment in recruiters and trainers to augment the number of temporary workers we have available to meet the demands of our contracts. We believe the fourth quarter results reflect only the beginning of our transition, and we look forward to implementing further operational improvements in the upcoming quarters.”

“The divestiture of Allied Respiratory has transformed the Company’s balance sheet and retired the debt,” commented David Moffatt, Allied Healthcare Chief Financial Officer. “To support our strategic initiative to partner with local government and Primary Care Trusts, we are evaluating front-end office IT system solutions to streamline recruitment, retention and placement of our temporary staff with our customers. The most significant challenge currently to volume growth is the requirement to increase the Company’s capacity through an expanded work force.”

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Conference Call Information:

Allied invites all those interested in hearing management’s discussion of the results to join the call by dialing 866-334-4934 for domestic participants and 416-849-4293 for international participants at 10:00AM EST on Wednesday, December 12, 2007. A replay will be available for one week following the call by dialing 866-245-6755 for domestic participants, and 416-915-1035 for international participants. When prompted, please enter passcode 849390. The presentation will be available and archived on the Company’s website for 90 days.

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for charges that are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Management also uses these non-GAAP measures internally to assess the performance of its business and to establish operational goals. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables attached to this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing homes, and hospitals.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with hospitals, other healthcare facility customers and local government social services departments on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future

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government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.

David Moffatt, Chief Financial Officer

London: 20-7838-9922

davidmoffatt@alliedhealthcare.com

or

The Investor Relations Group

Adam Holdsworth / Rachel Colgate

212-825-3210

or

Cenkos Securities plc (Nominated Advisor)

Ian Soanes

London: 20-7397-8924

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ALLIED HEALTHCARE INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Total revenues	$73,228	$69,244	$277,795	$280,205
Gross profit	22,696	21,118	83,956	85,730
Selling, general and administrative expenses	19,707	18,878	75,284	71,103
Impairment of goodwill	—	110,004	—	110,004
Impairment of long lived assets	—	10,038	—	10,038
Operating income (loss)	2,989	(117,802)	8,672	(105,415)
Interest and other expense, net	1,042	845	3,273	2,698
Foreign exchange income	(54)	(11)	(285)	(73)
Income (loss) before income taxes and discontinued operations	2,001	(118,636)	5,684	(108,040)
Provision for (benefit from) income taxes	551	(4,599)	2,068	(1,887)
Income (loss) from continuing operations	1,450	(114,037)	3,616	(106,153)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	3,399	(17,059)	6,266	(17,618)
Gain on disposal of subsidiaries, net of taxes	56,471	—	56,471	—
Income (loss) from discontinued operations	59,870	(17,059)	62,737	(17,618)
Net income (loss)	$61,320	$(131,096)	$66,353	$(123,771)
Basic income (loss) per share of common stock from:
Income (loss) from continuing operations	$0.03	$(2.54)	$0.08	$(2.36)
Income (loss) from discontinued operations	1.33	(0.38)	1.40	(0.39)
Net income (loss)	$1.36	$(2.92)	$1.48	$(2.75)
Diluted income (loss) per share of common stock from:
Income (loss) from continuing operations	$0.03	$(2.54)	$0.08	$(2.36)
Income (loss) from discontinued operations	1.33	(0.38)	1.39	(0.39)
Net income (loss)	$1.36	$(2.92)	$1.47	$(2.75)
Weighted average number of common shares outstanding:
Basic	44,977	44,957	44,962	44,930
Diluted	45,151	44,957	45,147	44,930

Reconciliation of Reported Net Income (Loss) to Adjusted Net Income:

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Reported net income (loss)	$61,320	$(131,096)	$66,353	$(123,771)
Gain on disposal of subsidiaries	(56,471)	—	(56,471)	—
Discontinued operations	(3,399)	17,059	(6,266)	17,618
Severance and related costs	(11)	—	909	—
Warrant costs	—	—	435	—
Write-off of financing costs	678	—	678	—
Swap ineffectiveness	(467)	—	(531)	—
Impairment of goodwill	—	108,166	—	108,166
Impairment of long-lived assets	—	7,026	—	7,026
Subtotal	1,650	1,155	5,107	9,039
Interest costs	543	631	2,231	2,003
Adjusted net income	$2,193	$1,786	$7,338	$11,042

Reconciliation of Reported Net Income (Loss) Per Diluted Share to Adjusted Net Income:

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Reported net income (loss) per diluted share	$1.36	$(2.92)	$1.47	$(2.75)
Gain on disposal of subsidiaries	(1.25)	—	(1.25)	—
Discontinued operations	(0.08)	0.38	(0.14)	0.39
Severance and related costs	—	—	0.02	—
Warrant costs	—	—	0.01	—
Write-off of financing costs	0.02	—	0.01	—
Swap ineffectiveness	(0.01)	—	(0.01)	—
Impairment of goodwill	—	2.41	—	2.41
Impairment of long-lived assets	—	0.16	—	0.16
Subtotal	0.04	0.03	0.11	0.21
Interest costs	0.01	0.01	0.05	0.04
Adjusted net income per diluted share	$0.05	$0.04	$0.16	$0.25